UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

JAGUAR HEALTH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JAGUAR HEALTH, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT DATED APRIL 30, 2026

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE RECONVENED ON TUESDAY, JUNE 2, 2026

This supplement (this “Supplement”) amends and supplements the proxy statement of Jaguar Health, Inc. (the “Company”), dated April 30, 2026 (as amended, the “Proxy Statement”), filed with the U.S. Securities and Exchange Commission in connection with the Company’s 2026 Annual Meeting of Stockholders, originally held on May 22, 2026 and subsequently adjourned to June 2, 2026 (the “Annual Meeting”). Capitalized terms used in this Supplement and not otherwise defined have the meanings ascribed to them in the Proxy Statement.

We are providing this Supplement to disclose additional information regarding (i) Proposal 3 in the Proxy Statement, in which we ask our stockholders to vote to approve, for purposes of Rule 5635(d), the issuance and sale of shares of Common Stock, if we so choose, to C/M Capital in excess of 19.99% of our outstanding shares of Common Stock as of the date we enter into the ELOC Agreement, and (ii) Proposal 4 in the Proxy Statement, in which we ask our stockholders to vote to approve, for purposes of Rule 5635(d), the issuance to C/M Capital pursuant to the Preferred Stock Purchase Agreement of (A) the Commencement Shares and (B) the shares of Common Stock issuable upon redemption of the shares of Series P Preferred Stock in excess of 19.99% of our outstanding shares of Common Stock as of the date we enter into the Preferred Stock Purchase Agreement, as follows:

Proposal 3

(a)  The following paragraph amends, supplements and restates in its entirety the second paragraph under the section titled “Equity Line of Credit Transaction” in Proposal 3, on page 14 of the Proxy Statement, to provide as the specific dollar amount of the floor price under the ELOC Agreement of $1.10 (shown as bold and underlined):

“In connection with entering into the ELOC Agreement, the Company will agree to issue to C/M Capital shares of Common Stock (or equivalents) with an aggregated value equal to 2% of the Offering Amount as commitment shares (the “Commitment Shares”). The Company will not have a right to commence any sales of shares of Common Stock to C/M Capital under the ELOC Agreement until the time when all of the conditions to the Company’s right to commence sales of Purchase Shares to C/M Capital set forth in the ELOC Agreement have been satisfied, including that a registration statement covering the resale of the Purchase Shares is declared effective by the SEC and the final form of prospectus contained therein is filed with the SEC (the “Commencement Date”). At any time from and after the Commencement Date, on any business day on which the previous business day’s closing sale price of our Common Stock was equal to or greater than a floor price equal to $1.10 (which floor price is subject to adjustment for any stock split, reverse stock split, stock dividend, reclassification or similar event effected with respect to the Common Stock) (the “Purchase Date”), the Company may direct C/M Capital to purchase (a “Primary Put Request”) a specified number of shares of Common Stock (the “Primary Put Shares”) not to exceed on any single business day $1,500,000, at a purchase price equal to the lesser of (i) the lowest sale price of the Common Stock on the applicable Purchase Date or (ii) the average of the three lowest closing sale prices of the Common Stock during the 10 business days prior to the applicable Purchase Date; provided, however, that the Primary Put Request may not be allowed if the volume weighted average price of the Common Stock (the “VWAP”) on the trading day prior to the day the Primary Put Shares are received by C/M Capital (the “Delivery Date”) is the lowest during the 10 consecutive trading days prior to the Delivery Date.”

(b)  The following paragraph amends, supplements and restates in its entirety the second-to-last paragraph under the section titled “Equity Line of Credit Transaction” in Proposal 3, on page 15 of the Proxy Statement, to provide a more accurate description of the use of proceeds from the ELOC Agreement (shown as bold and underlined):

“The net proceeds under the ELOC Agreement to the Company will depend on the frequency and prices at which the Company sells shares of Common Stock to C/M Capital. The Company expects that any proceeds received by the Company from such sales will be used for working capital and other general corporate purposes, provided that an amount equal to 10% of such proceeds shall be used to redeem outstanding shares of Series P Preferred Stock, as described hereunder in the section titled ‘Preferred Stock Private Placement – Terms of the Series P Preferred Stock – Redemption – Mandatory Redemption’ under Proposal 4.”

Proposal 4

(a)  The following paragraph amends, supplements and restates in its entirety the paragraph under the section titled “Preferred Stock Private Placement – Terms of the Series P Preferred Stock – Dividend” in Proposal 4, on page 20 of the Proxy Statement, to add the definition of the Floor Price under in the Certificate of Designation (shown as bold and underlined):

“The Series P Preferred Stock shall accrue a rate of return on the aggregate Stated Value of the then outstanding shares of Series P Preferred Stock at the rate of 8% per year (the “Dividend”). The Dividend shall accrue on each share of Series P Preferred Stock from the date of its issuance, and shall be payable in cash or in kind at the election of the Company; provided that if the Dividend is paid in shares of Common Stock, then the number of shares of Common Stock will equal the quotient obtained by dividing (i) the Dividend by (ii) the greater of (x) the Minimum Price of our Common Stock on the date of payment and (y) 20% of the Minimum Price of our Common Stock as of the date we enter into the Preferred Stock Purchase Agreement (the “Floor Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock.”

(b)  A new paragraph will be added as the second paragraph under the section titled “Preferred Stock Private Placement – Terms of the Series P Preferred Stock – Liquidation Rights” in Proposal 4, on page 21 of the Proxy Statement, and will read as follows:

“Notwithstanding the foregoing, if in the event of a dissolution or winding up of the Company in connection with a Chapter 7 bankruptcy, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Liquidation Amount, the holders with respect to their shares of Series P Preferred Stock shall be entitled to receive out of such assets the same amount that each share of the Common Stock would receive as if each outstanding share of Series P Preferred Stock were, immediately prior to the applicable record date, fully converted (disregarding solely for such purposes any redemption or exchange limitations hereunder) to shares of Common Stock by dividing (i) Liquidation Amount by (ii) the greater of (x) the Minimum Price as of the record date and (y) the Floor Price, which amounts shall be paid pari passu with all holders of Common Stock.”

(c)  The following paragraph amends, supplements and restates in its entirety the paragraph under the section titled “Preferred Stock Private Placement – Terms of the Series P Preferred Stock – Redemption – Optional Redemption” in Proposal 4, on page 21 of the Proxy Statement, to ensure the denominator in the formula to calculate the Redemption Ratio will not be lower than the Floor Price (shown as bold and underlined):

“The Company, at its own discretion, may, at any time after the issuance of any shares of Series P Preferred Stock, redeem, sin whole or in part, shares of Series P Preferred Stock at the time outstanding, at a redemption price equal to the Liquidation Amount per share, with the redemption price to be paid, at the Company’s sole discretion, in cash or in such number of shares of Common Stock (the “Redemption Shares”) equal to the quotient obtained by dividing (i) the Liquidation Amount by (ii) the greater of (x) the Minimum Price as of the date of such redemption and (y) the Floor Price (the “Redemption Ratio”). Notwithstanding the foregoing, the Company will not have the right to redeem any shares of Series P Preferred Stock and issue any Redemption Shares to C/M Capital if: (a) the issuance of such Redemption Shares would cause C/M Capital to beneficially own in excess of the Maximum Percentage immediately after giving effect to the issuance of the Redemption Shares; or (b) the total cumulative number of the Redemption Shares to be issued to C/M Capital would exceed 19.99% of our outstanding shares of Common Stock as of the date we enter into the Preferred Stock Purchase Agreement (the “Redemption Cap”) unless (i) the approval by the stockholders of the Company for purposes of Rule 5635(d) is obtained to issue more than the Redemption Cap, or (ii) the Common Stock is not listed for quotation on Nasdaq or NYSE American. The Redemption Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.”

(d)  A new sub-section titled “Consequences of Triggering Events” will be added as the end the section titled “Preferred Stock Private Placement – Terms of the Series P Preferred Stock” in Proposal 4, on page 22 of the Proxy Statement, and will read as follows:

“Consequences of Triggering Events

“If certain events occur following the issuance of the Series P Preferred Stock, including but not limited to the Company’s failure to comply with certain covenants in the transaction documents governing the preferred financing, bankruptcy, insolvency, reorganization or liquidation proceedings are instituted by or against the Company or any subsidiary, or any shares of Series P Preferred Stock remain outstanding for three years or more following the original date of issuance (each, a “Triggering Event”), (i) the holders of at least a majority of the outstanding Series P Preferred Stock (the “Required Holders”) may, by notice to the Company (the “Notice of the Forced Redemption”), force the Company to redeem all of the issued and outstanding shares of Series P Preferred Stock then held by all of the holders for a price equal to (1) the Stated Value, plus (2) any accrued and unpaid Dividend with respect to all such shares of Series P Preferred Stock, plus (3) any and all other amounts (the “Other Amounts”) due and payable to the holders pursuant to the Certificate of Designation of all such shares of Series P Preferred Stock (collectively, the “Total Amounts”), with such Total Amounts to be paid in such number of shares of Common Stock equal to the quotient obtained by dividing the Total Amounts by the greater of (x) the Minimum Price as of the date that a Notice of Forced Redemption is delivered by the Required Holders to the Company and (y) the Floor Price (collectively, the “Forced Redemption Shares”); (ii) the Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity; and (iii) the Holders shall have the right to seek and receive injunctive relief from a court prohibiting the Company from issuing any of its Common Stock or Preferred Stock to any party unless the all shares of Series P Preferred Stock owned by the Holders are redeemed in full simultaneously with such issuance.

“Notwithstanding the foregoing, a holder of Series P Preferred Stock will not have the right to force the Company to redeem any shares of Series P Preferred Stock and issue any Forced Redemption Shares if the total cumulative number of the shares of Common Stock issued upon redemption of Series P Preferred Stock and payment of Dividend in stock would exceed the Redemption Cap unless (i) the Stockholder Approval is obtained to issue more than the Redemption Cap, or (ii) the Common Stock is not listed or quoted for trading on a Trading Market.”

(e)  A new sub-section will be added immediately before the section titled “Stockholder Approval Requirements” in Proposal 4, on page 22 of the Proxy Statement to provide information regarding the use of proceeds under the Preferred Stock Purchase Agreement, and will read as follows:

“The Company expects that net proceeds received by the Company under the Preferred Stock Purchase Agreement will be used for working capital and other general corporate purposes, but not, directly or indirectly, for (i) the satisfaction of any indebtedness of the Company or any of its subsidiaries, subject to certain exceptions, (ii) the redemption or repurchase of any securities of the Company or any of its subsidiaries, or (iii) the settlement of any outstanding litigation.”

* * *

Stockholders are encouraged to carefully review the Proxy Statement and this Supplement in their entirety.

This Supplement is being filed with the SEC on, and first made available to stockholders on or about, May 16, 2025. No other changes have been made to the Proxy Statement or to the matters to be considered at the Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

Any vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 3 that was previously cast will be “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 3, as amended by this Supplement. Any vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 4 that was previously cast will be “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal 4, as amended by this Supplement. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.